Exhibit 23

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-60267, Form S-8 No. 33-60265, Form S-8 No. 333-48699, Form S-8
No. 333-41430 and Form S-8 No. 333-59738) pertaining to the Assumed Options of Mykotronx, Inc., the 1987 Non-Qualified Stock Option Plan, As Amended, the 1987 Incentive Stock Option Plan, the Restated 1990 Stock Option Plan, the Assumed Software Security, Inc. 1993 Employee Stock Option Plan, the Rainbow Technologies Inc. 2000 Stock Option Plan, and the Rainbow Technologies, Inc. 2001 Nonstatutory Stock Option Plan of our report dated February 26, 2002, with respect to the consolidated financial statements and schedule of Rainbow Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

                                                   /s/ Ernst & Young LLP

Orange County, California
March 25, 2002